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                                Exhibit 10(17)
        Fourth Amendment to Business Loan Agreement between Registrant and Bank of America, Texas, N.A., dated August 21, 1998

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                                                                   Exhibit 10.17

[LOGO] Bank of America
                                                          Amendment to Documents
================================================================================

    FOURTH AMENDMENT TO BUSINESS LOAN AGREEMENT (RECEIVABLES AND INVENTORY)

This Fourth Amendment to Business Loan Agreement is entered into as of August 20, 1998, between Bank of America Texas, N.A. ("Bank") and Aztec Manufacturing Co. ("Borrower").

                                   RECITALS
                                   --------

A. WHEREAS, Bank and Borrower have entered into that certain Business Loan Agreement (Receivables and Inventory) dated June 28, 1996, and amended on February 12, 1997, September 22, 1997 and December 26, 1997 (collectively the "Agreement"); and

B. WHEREAS, Borrower and Bank desire to amend certain terms and provisions of said Agreement as more specifically hereinafter set forth.

                                    AGREED
                                    ------

NOW, THEREFORE, in consideration of the foregoing recitals and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower mutually agree to amend said Agreement as follows:

1.   In Paragraph 2.2 (Availability Period) of the Agreement, the date "July
                       -------------------
     1, 2001" is substituted for the date "July 1, 1999".

2.   A new Paragraph 7.17 (Representations Concerning the Year 2000) is added to
                           ----------------------------------------
     the Agreement in its entirety to read as follows:

          7.17  Representations Concerning the Year 2000. On the basis of a
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          comprehensive review and assessment of Borrower's systems and equipment, Borrower reasonably believes that the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999), including costs of remediation, will not result in a material adverse change in the operations, business properties, condition (financial or otherwise) of Borrower. Borrower has developed feasible contingency plans to adequately ensure uninterrupted and unimpaired business operation in the event of failure of its own equipment due to the Year 2000 problem, as well as a general failure of or interruption in its communications and delivery infrastructure. The Company is also communicating with vendors and others with which it does business to coordinate year 2000 compliance. There can be no assurance that the systems of other companies and agencies on which the Company relies will be timely converted or that such failure by other entities would not have an adverse impact on the Company's operations.

3.   The first sentence of Paragraph 8.3 (Quick Ratio) is amended and restated
                                          -----------
     in its entirety to read as follows:

     8.3  Quick Ratio. To maintain on a consolidated basis a ratio of Quick
          -----------
          Assets to Current Liabilities of at least 0.6:1.0.

4.   The first sentence in Paragraph 8.4 (Tangible Net Worth) of the Agreement
                                          ------------------
     is amended and restated in its entirety to read as follows:

     8.4 Tangible Net Worth. To maintain on a consolidated basis Tangible Net
         ------------------
         Worth equal to at least the sum of the following to be measured annually:
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          (a) Twenty Million and No/100 Dollars ($20,000,000.00); plus

          (b) the sum of 50% of net income

5.   In the first sentence of Paragraph 8.6 (Cash Flow Ratio) of the Agreement,
                                             ---------------
     the ratio of "2.00:1.00" is substituted for the ratio "1.6:1.0".

6.   Paragraph 8.9 (Capital Expenditures) of the Agreement is amended and
                    --------------------
     restated in its entirety to read as follows:

     8.9  Capital Expenditures. Not, and not permit any Guarantor, without the
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          Bank's prior written consent, to spend or incur obligations (including the total amount of any capital leases) for more than Six Million Five Hundred Thousand Dollars ($6,500,000.00) for the fiscal year of 1999 and Four Million Dollars ($4,000,000.00) thereafter in the aggregate for Borrower and all Guarantors in any single fiscal year to acquire fixed or capital assets, excluding from such aggregate amount any such expenditures financed pursuant to Section 8.7(d).

7. Paragraph 8.11 (Treasury Stock) of the Agreement is amended in its entirety to read as follows:

     8.11  Treasury Stock. Not to purchase, redeem, or otherwise acquire for
           --------------
           value of any of its shares, or create any sinking fund in relation thereto; provided that, Borrower may purchase or otherwise acquire value its shares for an aggregate purchase price not to exceed, during the period from the date of this Amendment until July 1, 2001, the sum of (a) One Million Eight Hundred Thousand Dollars ($1,800,000.00), plus (b) the proceeds of any key man life insurance policy for the purpose of funding the repurchase of its shares.

8.   A new Paragraph 8.24 (Investments) is added to the Agreement in its
                           -----------
     entirety to read as follows:

     8.24  Investments. Borrower's investments are limited to U.S. Government
           -----------
     obligations or other "investment grade" instruments.

This Amendment will become effective as of the date first written above, provided that each of the following conditions precedent have been satisfied in a manner satisfactory to Bank:

     The Bank has received from the Borrower a duly executed original of this Amendment, together with a duly executed Guarantor Acknowledgment and Consent in the form attached hereto (the "Consent").

Except as provided in this Amendment, all of the terms and provisions of the Agreement and the documents executed in connection therewith shall remain in full force and effect. All references in such other documents to the Agreement shall hereafter be deemed to be references to the Agreement as amended hereby.

THIS WRITTEN AMENDMENT AND THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first written above.


BANK OF AMERICA TEXAS, N.A.                       AZTEC MANUFACTURING CO.

By: /s/ Donald P. Hellman                         By: /s/ Dana Perry
    ---------------------------------                 ---------------------
    Donald P. Hellman, Vice President                 V.P. FINANCE